Certificate of Incorporation

CLOSURE SYSTEMS INTERNATIONAL LIMITED 6470652
NZBN: 9429046384355

This is to certify that CLOSURE SYSTEMS INTERNATIONAL LIMITED was incorporated under the Companies Act 1993 on the 29th day of September 2017.

Registrar of Companies 2nd day of October 2017

For further details relating to this company check http://app.companiesoffice.govt.nz/co/6470652 Certificate generated 02 October 2017 05:02 PM NZDT